Exhibit 10.17

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the “Agreement”) is entered into as of October 1, 2007 (the “Effective Date”), by and among Prima Pasta, Inc., a California Sub S corporation (“Seller”), Allam M. Karkafi, an individual (“Mr. Karkafi”) and Larisa A Karkafi, (pursuant to Power of Attorney dated June 27, 2007), (“Mrs. Karkafi” and together with Mr. Karkafi, “Seller’s Owners” and, the “Seller Parties”), and Amish Natural Sub, Inc., a Nevada corporation (“Buyer”), which is a wholly-owned subsidiary of Amish Naturals, Inc., a Nevada corporation (“ANI”). Buyer and the Seller Parties shall hereinafter individually be referred to as a “Party” and collectively be referred to as the “Parties.”

RECITALS

        WHEREAS, Seller is engaged in the business of manufacturing, sale and distribution of pasta (the “Business”); and

        WHEREAS, Buyer desires to purchase from Seller, and the Seller Parties desire that the Seller sell and transfer to Buyer, certain assets of Seller on the terms and subject to the conditions of this Agreement.

        NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants, and agreements contained in the Transaction Documents (as hereinafter defined), and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

        1.     Purchase and Sale of Assets

              1.1     Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section  4.1 herein), Seller hereby agrees to sell, assign, transfer, and deliver to Buyer, and Buyer agrees to purchase, accept, and acquire from Seller, all of Seller’s right, title, and interest in and to the “Purchased Assets”as follows:

                  (a)     Any and all inventory of Seller relating to the Business, including, without limitation, that certain inventory set forth on Schedule 1.1(a) attached hereto (the “Inventory”). Schedule 1.1(a) shall include, but shall not be limited to, the name, location, description and identification number (to the extent available) of all the Inventory;

                  (b)     Any and all intellectual property of Seller relating to the Business, including without limitation that certain intellectual property set forth on Schedule 1.1(b) attached hereto (the “IP”). Schedule 1.1(b) shall include, without limitation, Seller’s tradename and website domain name, as used in the Business;

                 (c)     The warehouse real estate lease agreement set forth on Schedule 1.1(c) attached hereto (the “Lease Agreement”) and all improvements and fixtures;

                 (d)     All customer lists, vendor lists, and other compilations of data used in or related to the Business;

                 (e)     Those books and records of Seller directly related to the Purchased Assets, including invoices, purchase orders, vendor and customer correspondence (if any);

                 (f)     To the extent transferable, all franchises, approvals, permits, licenses, registrations, certificates, and similar rights obtained from governmental bodies; and

                 (g)     All goodwill and other intangible assets associated with the Purchased Assets.

        1.2     Excluded Assets. Notwithstanding any term herein to the contrary, Seller is not agreeing to, and, accordingly, shall not, sell, assign, transfer, or deliver to Buyer, and Buyer is not agreeing to, and, accordingly, shall not, purchase, accept, or acquire from Seller, any of Seller’s assets other than those assets specifically set forth in Section 1.1 herein.

        1.3     Free and Clear of All Liens and Liabilities. The Purchased Assets shall be free and clear of all liens, liabilities, claims, and encumbrances, except as referred to in Section 1.1(c).

        1.4     Delivery of Purchased Assets. As of the Closing, Buyer shall take physical possession of the Purchased Assets at Seller’s warehouse facilities located in Los Angeles, California.

ARTICLE 2
PURCHASE PRICE

2.	Purchase Price.

        2.1     Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be Four Hundred Fifty Thousand Dollars ($450,000) payable as follows:

(a)	Credit of $100,000 as repayment of that certain Secured Promissory Note dated July 19, 2007;

(b)	Payment of $103,273.88 to California Bank Trust on behalf of the Sellers by wire transfer for such amount; and

(c)	$246,726.12 to be paid to Mr. Karkafi and Mrs. Karkafi at Closing by wire transfer or delivery of certified funds for such amount.

                 2.2     Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.2 attached hereto. Seller and Buyer agree that the allocation will bind them for federal, state, local, and foreign income tax purposes in connection with the purchase and sale of the Purchased Assets and will be consistently reflected by them on any tax returns or reports they file or prepare. Seller and Buyer shall consult with each other concerning all issues relating to such allocation in connection with any tax audit and shall not initiate any positions inconsistent with such allocation in connection with any tax audit.

ARTICLE 3
ASSUMPTION OF SPECIFIED LIABILITIES

3.     Assumption of Specified Liabilities.

        3.1     No Assumption of Liabilities Unless Expressly Assumed. Unless as specifically provided in Section 3.2 below, Buyer does not assume and shall not have any duty or obligation with respect to any liability, duty, contract, agreement, or obligation of Seller or Seller’s Owners, whether by the terms of this Agreement, by operation of law, or otherwise, whether or not associated with the Business or any of the Purchased Assets.

        3.2     Specification of Liabilities Assumed. Seller hereby agrees that Buyer has the right, but not the obligation, to assume, satisfy, and perform when due all liabilities, duties, contracts, agreements, and obligations of Seller arising or accruing from and after the Closing Date directly and solely related to the Lease Agreement and any purchase orders that had been received by the Seller prior to the Closing Date, which related to the purchase of products from the Business, if such purchase orders had not been fulfilled, in whole or in part, as of the Closing Date (collectively, the “Assumed Liabilities”). Buyer shall have no obligation to tender to Seller any economic benefit received by Seller in respect of fulfilling any such purchase orders.

ARTICLE 4
CLOSING DATE

4.     Closing Date.

        4.1     Closing Date. Provided that all conditions precedent set forth in this Agreement have been satisfied or waived, the closing of the transactions contemplated hereby (the “Closing”) shall occur on September 30, 2007, or such other date as shall be mutually agreed upon by the Parties hereto (the “Closing Date”). It is understood that Buyer would need to have a completed audit of Seller and adhere to related SEC matters concerning position in order to close this transaction. The Closing shall be held on the Closing Date at 10:00 a.m. EST at the offices of ANI, unless another place is mutually agreed upon by the Parties.

        4.2     Date of Transfer. Provided that the Closing occurs, it is the intent of the Parties that the Purchased Assets be transferred to Buyer effective as of the Closing Date. Further, the Assumed Liabilities shall be transferred to and assumed by Buyer effective as of the Closing Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

5.     Representations and Warranties of Seller Parties. As a material inducement to Buyer to enter into this Agreement, the Seller Parties, jointly and severally, make the following representations and warranties to Buyer, each of which the Seller Parties, jointly and severally, represent to be true and correct. The schedules delivered pursuant to this Article 5 (the “Disclosure Schedules”) shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 5, and the disclosure in any paragraph shall qualify other paragraphs in this Article 5 only to the extent that it is reasonably apparent from a reading of such disclosure through appropriate cross-referencing that it also qualifies or applies to such other paragraphs.

        5.1     Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with all necessary corporate power and authority to own or use its property that it now owns or uses and to carry on its business as it is now being conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction where the ownership, lease, or operation of its property or the conduct of its business requires such qualification, except where the failure to be in good standing or so qualified would not have a material adverse effect on Seller or the Business. At the date hereof, Seller is authorized to issue one class of stock of up to 10,000 shares of common stock, $0.01 par value per share, and of such authorized shares, 10,000 shares (the “Seller Stock”) have been validly issued and are outstanding. The Seller Stock is fully paid, non-assessable, and is entirely owned of record and beneficially by Seller’s Owners, neither of whom has granted any options in the Seller Stock to any person. There are no options, warrants, or other securities exercisable or convertible into, or any calls, commitments, agreements, or obligations of any kind relating to, any unissued equity securities of Seller.

        5.2     Authorization and Validity. Each of the Seller Parties has the requisite power and is duly authorized to execute and deliver and to carry out the terms of this Agreement and to execute, deliver and perform its respective obligations under the documents required at the Closing pursuant to Article 10 (the “Closing Documents”) and any other documents this Agreement contemplates. All action required, by law and/or Seller’s Articles of Organization and Bylaws or otherwise, to authorize the execution and delivery of this Agreement, the Closing Documents and the consummation of the transactions contemplated hereby has been taken. This Agreement, the Closing Documents and all other documents contemplated by this Agreement are, or will be upon execution, legal, valid and binding obligations of the Seller Parties, duly enforceable against the Seller Parties according to their terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, or other similar laws affecting creditors’ rights generally, and (ii) general principles of equity relating to the availability of equitable remedies.

        5.3     Consents and Approvals.Except for that stated on Schedule 5.3, no consent, approval, notification or authorization is required in connection with the execution, delivery, and performance of this Agreement or any Closing Document by the Seller Parties or the consummation of any transactions contemplated hereby, including but not limited to any “bulk sale” notice or similar filing, publication or notice by any Party under the laws of the State of California or the State of Ohio in connection with the transactions contemplated hereby.

        5.4     No Defaults. Seller is not in default under or in violation of (i) any provision of its Certificate of Incorporation or Bylaws; (ii) any material provision of any indenture, mortgage, deed of trust, lease, loan agreement, or other agreement or instrument to which it is a party or by which it is bound or to which any of Seller’s property is subject (including without limitation the Contracts, as that term is defined hereinafter), if such default would have a material adverse effect on Seller, the Business, or the Purchased Assets; or (iii) any statute, law, ordinance, order, judgment, rule, regulation, permit, franchise, or other approval or authorization of any court or governmental agency or body having jurisdiction over it or any of Seller’s properties which, if enforced, would have a material adverse effect on Seller, the Business, or the Purchased Assets. The execution and delivery of this Agreement, the Closing Documents and any other documents contemplated hereunder or thereunder; the Seller Parties’ performance of their respective obligations under this Agreement, the Closing Documents and other documents; or the consummation of the transactions contemplated herein will not conflict with, result in a breach of or, constitute a default under any of the foregoing, require the payment of any prepayment or other penalties, or result in the creation of any lien, mortgage, pledge, charge, or encumbrance upon any asset of Seller. Furthermore, no consents or waivers thereunder are required to be obtained or notices be given in connection therewith in order to execute and deliver this Agreement, the Closing Documents and/or any other documents contemplated hereunder or thereunder or to consummate the transactions contemplated by this Agreement.

        5.5     Documents. The copies and/or originals of all agreements, books and records related to the Purchased Assets, and other instruments (including any financial statements relating to the Business provided to Buyer prior to Closing) that have been delivered by the Seller Parties to Buyer are true, correct, and complete copies and/or originals of such agreements, books, records, and instruments, and include all amendments thereto.

        5.6     Litigation. There are no actions, suits, proceedings, orders, investigations, or claims (collectively, “Proceedings”) pending or threatened against or affecting Seller, the Business or the Purchased Assets, or that may interfere with the timely consummation of the transactions contemplated by this Agreement, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality. Seller is not operating under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality. Neither of the Seller Parties has any Knowledge (defined below) of the basis for any such action, suit, proceeding, order, investigation, or claim. “Knowledge” is defined to include actual knowledge and what a reasonably prudent person would discover upon due inquiry and investigation.

        5.7     Products. During its existence, Seller has not had (a) any notification, in writing or otherwise, relating to or (b) any claims, demands, causes of action (including third-party claims, demands, and causes of action, whether directly or for contribution or indemnification), losses, damages, expenses (including attorney’s fees), and/or liabilities of any kind and nature asserted by any person that arises out of or results from any one or more of the following, with respect to products sold by the Seller in relation to the Business: (i) any breach by any manufacturer of any of its representations, warranties, or covenants; (ii) without limiting the preceding, any defective product; (iii) any recall of any product, regardless of who initiated the product recall; and/or (iv) any negligent act or omission by a manufacturer. In addition, the Seller has not issued or been required to issue any notification, in writing or otherwise, to any person about the quality, manner of consumption, or spoilage of any products sold by the Seller in relation to the Business, or for any other reason. Furthermore, there has been no, or any notice received of, death, personal injury, or loss of property to unrelated third parties, whether during any warranty period or after its expiration, in connection with any products of the Business.

        5.8     Inventory. Except for obsolete items and items below standard quality, all of which will have been written off or written down to net realizable value, all Inventory will (a) consist of inventory manufactured or acquired in bona fide transactions in the ordinary course of business; (b) be of a quality and quantity usable and salable in the ordinary course of business; and (c) not exceed the shelf life that would adversely affect the qualitative performance characteristics or the quality of the ingredients. All inventories not written off will be reflected in the appropriate documents at the lower of average cost or market on a [last-in, first-out basis]. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) will not be excessive, but will be reasonable in the circumstances of the Business.

        5.9     Title to Properties. Seller is the sole owner of and has good, complete, and marketable title to, and full rights to utilize, the Purchased Assets, free and clear of liens, claims, and encumbrances. At the Closing, Seller will convey and transfer to Buyer good, complete, and marketable title to all of the Purchased Assets, free and clear of restrictions or conditions to transfer or assignment, and free and clear of all liens, claims, and encumbrances.

        5.10     Real Property. Schedule 5.10 sets forth a description of all real property and real property interests currently owned, leased or otherwise held by Seller (“Real Property”). Schedule 5.10 also sets forth a list of all leases of real property to which Seller is a signatory or by which it is bound or affected (collectively, the “Real Property Leases”). Seller owns valid and binding leasehold interests in the Real Property Leases. The Real Property Leases are in full force and effect and have not been terminated. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, will constitute a default under any of the Real Property Leases. Seller has not sublet or assigned any portion of the Real Property. To Seller Parties’ Knowledge, none of the Real Property is the subject of any condemnation action and, to Seller Parties’ Knowledge, there is no proposal under consideration by any governmental body to take or use any of the Real Property. To Seller Parties’ Knowledge, the Real Property has direct access on a public way with sufficient road frontage to satisfy all necessary Laws.

        5.11     Condition and Sufficiency of Assets. To Seller Parties’ Knowledge, the buildings, plants, structures, furniture, fixtures and/or equipment owned or used by Seller and included in the Purchased Assets: (a) are structurally sound, are in good operating condition and repair, are adequately serviced by all required utilities and are adequate for the uses to which they are being put; (b) do not need maintenance or repairs except for ordinary, routine maintenance and repairs; and (c) are sufficient for the continued conduct of the Business as it is currently being conducted.

        5.12     Compliance with Laws. Seller has complied with and is not in violation of any federal, state, county, or local statute, law, rule, regulation, ordinance, guidance, code, license, use, permit, franchise, judgment, decree, writ, injunction, and/or order (collectively, “Laws”) applicable to the Purchased Assets. Neither of the Seller Parties has received any notice alleging non-compliance with any Law. There are no present or past conditions relating to the Purchased Assets arising from or related to any past or present storage, spill, discharge, leak, emission, injection, escape, dumping, or release of any kind whatsoever of any hazardous material or any generation, transportation, treatment, storage, or disposal of waste materials, raw material, or other products of any kind or from the storage, use, or handling of any hazardous material or other substances. Seller has no reason to anticipate that any existing circumstances are likely to result in a violation of any Laws.

        5.13     Permits and Licenses. To Seller Parties’ Knowledge, all governmental authorizations necessary to carry on the Business as presently conducted are set forth in Schedule 5.13 and have been timely obtained, are in full force and effect and have been complied with. All fees and charges incident to those governmental authorizations have been fully paid and are current, and no suspension or cancellation of any governmental authorization has been threatened or to Seller Parties’ Knowledge could result by reason of the transactions contemplated by this Agreement.

        5.14     Liabilities. Seller has no liabilities or obligations, including without limitation any debt, accounts payable, indebtedness, commitment, unpaid tax liability or other obligation of any nature, incurred in connection with the Purchased Assets (whether known or unknown and whether absolute, accrued, contingent, unasserted, secured, unsecured or otherwise), except those set forth in Schedule 5.14. Schedule 5.14 also sets forth any liabilities and/or obligations of Seller that are being assumed by Buyer at Closing.

        5.15     No Other Agreements to Sell the Assets. Neither the Seller Parties nor any of Seller’s officers or affiliates has any commitment or legal obligation, absolute or contingent, to any other person or entity other than Buyer to sell, assign, transfer, or effect a sale of any of the Purchased Assets, to sell or effect a sale of any of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution, or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

        5.16     Taxes. All tax returns or statements required to be filed with respect to the operations or assets of Seller prior to the Closing Date have been correctly prepared in all material respects and timely filed, and all taxes, and penalties and interest, if any, required to be paid in respect of the periods covered by such returns have been paid in full or adequate reserves have been established for the payment of such taxes. All known deficiencies of any tax, assessment, or government charge or duty have been paid in full or adequate reserves have been established for the payment of such taxes. No audits or investigations by federal or state authorities are currently pending or threatened. Furthermore, Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of taxes and has, within the time and the manner prescribed by such Laws, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under the applicable Laws.

        5.17     Intellectual Property. To Seller Parties’ Knowledge, Seller owns or has the right to use, pursuant to license, sublicense, agreement or permission, all intellectual property. The use of IP has not infringed any intellectual property of any other person and, to Seller Parties’Knowledge, there is no infringement of or unlawful use by any other person of any of the IP. Schedule 5.17 also sets forth a list of all contracts relating to IP to which Seller or any affiliate is a party or by which Seller or any affiliate is bound or affected to any material extent, excluding: (i) license agreements for “off the shelf” computer software and other commercially available products and (ii) any licenses implied by the sale of a product. None of the IP owned or used by Seller is subject to any pending, or threatened, Proceedings, and there is no valid basis for asserting any such Proceeding. No IP owned or used by Seller is subject to any outstanding order restricting the use by Seller (or Buyer following the Closing) of that IP. The IP included among the Purchased Assets is all that is necessary for the operation of the Business as presently conducted.

        5.18     Subsidiaries. (a) Seller has no subsidiaries; (b) Seller does not own, beneficially, of record or otherwise, any securities of any entity; (c) Seller is not a party or subject to any partnership, joint venture, or similar agreement or arrangement; and (d) except shares of common stock of ANI owned of record or beneficially by Seller’s Owners (or Seller’s Owners’ spouses), no Seller Party owns, directly or indirectly, any security or financial interest in any other entity or concern which competes with or does business with Seller or which would interfere with the performance of any duties it/they owe to Seller.

        5.19     Employees, Labor Relations.

                 (a)    Schedule 5.19 contains, as of a recent date specified therein, the following information for each employee of Seller (including each employee on leave of absence or layoff status): name; job title; hire date; current compensation paid or payable; vacation accrued; eligibility to participate under any Employee Benefit Plan; and citizenship. Seller Parties have no Knowledge that any employee intends either to (i) discontinue employment with Seller either prior or subsequent to the Closing or (ii) refuse employment by Buyer (taking into account the employment arrangements and policies to be implemented after the Closing).

                 (b)     Neither Seller, nor any affiliate of Seller, is now or has ever been a party to any collective bargaining or other labor contract. In the last five (5) years there has not been, there is not presently pending or existing, and to Seller Parties’ Knowledge there is not threatened, with respect to Seller or any of its premises: (i) any strike, slowdown, picketing, work stoppage, lockout, organizational activity or other labor dispute or Proceeding; (ii) any application or complaint filed by any employee or union with any governmental body; or (iii) any application or demand for recognition or certification of a collective bargaining agent. To Seller Parties’ Knowledge, there is not currently, nor has there been in the past five years, any internal investigation of any charge or complaint by any employee of Seller alleging harassment, discrimination or other employment conduct which could give rise to liability. To Seller Parties’ Knowledge, all Laws relating to Seller’s employees, including Laws relating to terms of employment, immigration and employment of illegal aliens, the payment of social security and other payroll taxes, the payment of employee wages and benefits (including overtime pay) and occupational safety and health, have been complied with in all material respects.

                 (c)     All of Seller’s employees and consultants are employed or engaged on an “at will” basis, and Seller may terminate such employment or consulting arrangement at any time without any liability for severance or any other obligation, except its obligation to pay unpaid accrued salary or consulting fees and vacation pay and to provide group health insurance in accordance with the Consolidated Omnibus Reconciliation Act (“COBRA”). Except as set forth on Schedule 5.19, Seller has not made any statement or taken any action which could reasonably be expected to result in an employee being found to be entitled to indefinite employment, employment for a particular term or subject to termination only for cause.

        5.20      Employee Benefit Plans. Seller has no employee benefit plans.

        5.21     Contracts and Agreements. Except as indicated on Schedule 5.21 attached hereto, Seller has no contracts, agreements, arrangements or commitments material to the Business other than that disclosed on Schedule 1.1(c). Seller has supplied Buyer with a true and correct copy and/or description of each such contract, agreement, arrangement and commitment. Each of the contracts, agreements, arrangements and commitments listed in Schedules 1.1(c) and 5.21 (each a “Contract” and collectively, the “Contracts”) is in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms. Seller has complied with the terms of each Contract and is not in default under any Contract, and no event has occurred which, with the passage of time, would constitute a default or cause an acceleration of any obligation in connection therewith. To the Seller Parties’ knowledge, no other party is in default in any material respect under any Contract.

        5.22     Insurance. Schedule 5.22 sets forth a list of all policies of insurance of Seller. All of the policies of insurance set forth in Schedule 5.22 are (a) outstanding and in full force and will remain in full force following the Closing; and (b) are sufficient for compliance with all Laws and Contracts to which the Seller is a party or is bound or affected. Seller has not been refused insurance by any carrier to which it has applied for insurance within the past five (5) years. Seller has paid all premiums due by it and has otherwise performed all of its obligations under its insurance policies. The policies to which Seller is a party or that provide coverage to Seller, or any director or officer of Seller, taken together, provide adequate insurance coverage for the assets and the operations of Seller for all risks normally insured against by a person carrying on the same business or businesses as Seller. Seller has had no claims or loss experience under any insurance policy at any time during the three-year period immediately preceding the date hereof.

        5.23     Material Change. There has been no material change in the condition (financial or otherwise) of Seller since July 19, 2007, through the Closing Date, except changes occurring in the ordinary course of business, which changes have not materially adversely affected its organization, business, properties, condition or prospects.

        5.24     Adverse Facts and Circumstances. Seller does not know of any facts or circumstances which might result in any material adverse change in the condition (financial or otherwise), business, properties or prospects of the Business or which might materially and adversely affect the Purchased Assets.

        5.25     Customers and Suppliers; Certain Relationship. Schedule 5.25 sets forth a list of the twenty (20) largest customers and suppliers of Seller (by dollar volume) in terms of sales or purchases for the 12 months ended December 31, 2006 and December 31, 2005. To Seller Parties’ Knowledge, (i) the relationships with the customers and suppliers set forth in Schedule 5.25 are commercially sound, (ii) there has not been any material adverse change or development in the business relationship with any customer or supplier set forth in Schedule 5.25, and (iii) no such customer or supplier has stated to Seller any present intention to discontinue its relationship with Seller. None of Seller, or any of its affiliates or related persons, is an owner, shareholder, creditor or agent of, or consultant or lender to, any person engaged in a business that acts as a supplier of any goods or services to Seller or any part of which is in actual or potential competition with Seller.

        5.26     Schedules. Schedules 1.1(a), 1.l(b), and 1.1(c) are each full, accurate and complete listings of the Inventory, Intellectual Property, and Lease Agreement, respectively.

        5.27     Brokerage and Finder’s Fees. The Seller Parties have not engaged any investment banker, broker, finder, or similar agent for the transactions this Agreement contemplates which might give right to any brokerage fee, finder’s fee, commission or similar liability on the part of Seller or Seller’s Owners.

        5.28     Material Misstatements or Omissions. No representations or warranties of the Seller Parties contained in this Agreement, the schedules and exhibits hereto, any Closing Document or any other document delivered by a Seller Party contain an untrue statement of a material fact, or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

        5.29     Acknowledgement. Seller Parties acknowledge Buyer is a newly formed entity and was specifically formed by ANI for the purpose of entering into this Agreement and consummating the transactions contemplated hereby.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

6.     Representations and Warranties of Buyer. As a material inducement to the Seller Parties to enter into this Agreement, Buyer represents and warrants the following as of the Effective Date:

        6.1     Organization and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with all necessary corporate power and authority to own or use its property that it now owns or uses and to carry on its business as it is now being conducted.

        6.2     Authorization and Validity. Buyer has the requisite power and is duly authorized to execute and deliver and to carry out the terms of this Agreement and to execute, deliver and perform its obligations under the Closing Documents and any other documents this Agreement contemplates. Buyer has taken all action required by law to authorize the execution and delivery of this Agreement, the Closing Documents and the consummation of the transactions contemplated hereby. This Agreement, the Closing Documents and all other documents contemplated hereunder or thereunder are, or will be upon execution, legal, valid and binding obligations of Buyer, duly enforceable against Buyer according to their terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, or other similar laws affecting creditors’ rights generally, and (ii) general principles of equity relating to the availability of equitable remedies.

        6.3     Brokerage and Finder’s Fees. Buyer has not engaged any investment banker, broker, finder, or similar agent for the transactions this Agreement contemplates which might give right to any brokerage fee, finder’s fee, commission or similar liability on the part of Buyer.

ARTICLE 7
COVENANTS

7.     Covenants of the Parties.

        7.1     Conduct of Business of Seller. During the period between the Effective Date and continuing until the earlier of termination of this Agreement or the Closing, Seller and Seller’s Owners agree (except to the extent that Buyer shall otherwise consent in writing, which consent shall be made in Buyer’s sole and absolute discretion) to carry on its business in the usual, regular and ordinary course in substantially the same manner as it is currently being conducted and use all reasonable efforts consistent with past practices and policies to preserve in tact its present business organization. Without limiting the generality of the foregoing, without the prior written consent of Buyer (which consent shall be made in Buyer’s sole and absolute discretion), Seller shall not:

                 (a)        sell, pledge, lease, dispose of, grant, encumber or otherwise authorize the sale, pledge, disposition, grant or encumbrance of any Purchased Asset;

                 (b)        incur any further debt, accounts receivable, indebtedness, commitments, or other such liability; or

                 (c)        enter into a contract to do any of the foregoing, or authorize or announce an intention to do any of the foregoing.

        7.2     Due Diligence. Seller shall afford Buyer and its representatives, during the period from the Effective Date to the Closing, full and free access to Prima, its personnel, properties, contracts, books and records, and all other documents and data, during normal business hours upon reasonable request, and furnish to Buyer and its representatives copies of any other related documents that they reasonably request.

        7.3     Best Efforts. The Seller Parties hereby covenant and agree that each shall use its best efforts to cause the lessor of the premises, which is the subject of the Lease Agreement, to consent to the assignment of the Lease Agreement and all related items from Seller to Buyer.

        7.4     Reasonable Best Efforts; Notice; Further Assurances. Each Party will use its reasonable best efforts to fulfill the conditions required to be fulfilled by it to bring about the timely consummation of the transactions contemplated by this Agreement. Each Party will give prompt notice to the other Parties of the occurrence of any event or the failure of any event to occur that might preclude or interfere with (i) the satisfaction of any condition precedent to the obligations of any Party under this Agreement; (ii) the truth and accuracy of any Party’s representations or warranties under this Agreement; or (iii) the timely consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller will promptly notify Buyer of any fact or circumstance which could constitute a breach of Seller’s representations and warranties set forth in Article 5. After the Closing, each Party will take all such further actions, execute and deliver all such further documents and do all other acts and things as another Party may reasonably request for the purpose of carrying out and documenting the intent of this Agreement and the other Transaction Documents and for the purpose of assisting the other Party in the enforcement of any rights obtained pursuant to this Agreement. Should any such fact or condition require any change in the Disclosure Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Seller Parties will promptly deliver to the Buyer a supplement to the Disclosure Schedules specifying such changes; provided, however, that the determination of whether the conditions to Closing set forth in Article 9 have been met shall be made without giving effect to any such supplement to the Disclosure Schedules; provided, further, that such supplement shall not be considered as part of the Disclosure Schedules for purposes of determining whether representations and warranties have been breached in respect of indemnification claims being made pursuant to Article 11 hereof. Any portion of the Disclosure Schedules and any Schedule which is delivered after the execution of this Agreement and on or prior to the Closing Date shall be deemed to be a supplement to the Disclosure Schedules, and as such, shall be treated in the same manner as a supplement to the Disclosure Schedules described in the preceding sentence.

7.5	Employees and Employee Benefit Plans.

                 (a)     Within two days prior to the Closing Date, Seller will deliver to Buyer an updated schedule of the information required under Section 5.19(a), which will be current as of such date. From and after the Effective Date and until the earlier of (i) termination of this Agreement or (ii) the Closing, Seller Parties agree to use its commercially reasonable efforts to assist Buyer in retaining the services of Seller’s independent contractors.

                 (b)     Seller acknowledges that Buyer will not hire any employee of the Business who, as of the Closing Date, is not actively at work, unless otherwise specifically agreed by Buyer. Seller will remain responsible for, and will timely pay, all accrued but unpaid salaries, wages, bonuses, incentive compensation and vacation and sick pay and all other payroll items (including deferred compensation) in respect of the employees of Seller, through the Closing Date, and any and all retention, termination, severance, change in control or other similar compensation or benefits which are or may become payable at any time before or after the Closing Date arising out of employment with Seller through the Closing Date. Nothing herein shall obligate Buyer to employ any employee for any specific time period.

                 (c)     From and after the Closing Date, Seller Parties will remain solely responsible for any and all liabilities in respect of the Seller’s employees and their respective beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or the actual or constructive termination of employment of any such employee by Seller (including in connection with the consummation of the transactions contemplated by this Agreement); (ii) costs and expenses incurred by Buyer relating to workers’ compensation claims for employees for injuries incurred on or prior to the Closing Date (whether or not reported on or before the Closing Date) including any deductibles payable with respect to such insurance; and (iii) for costs and expenses incurred in respect of employee health and medical benefits arising on or prior to the Closing Date. Buyer will provide prompt notice of any claim or liability threatened or asserted by or on behalf of an employee that would reasonably be expected to be subject to this Section 7.5(c). Buyer will reasonably cooperate with Seller and Seller’s attorneys and insurance carriers in their efforts to investigate, defend or resolve such claims or liabilities.

                 (d)     Seller agrees that in the event any of its employees are currently authorized to be employed in the United States only by Seller, it will cooperate with Buyer, and use reasonable efforts to assist Buyer in obtaining authorization for such employee to be employed by Buyer in the United States. Seller further agrees to take all steps necessary, including the continuation of existing payroll functions with respect to any such employee, to insure that such employee can maintain lawful U.S. immigration status and continue his or her employment with Buyer until such time as Buyer’s application or petition for employment authorization for such employee is approved and effective.

        7.6     Prorations.

                 (a)     All items that affect the Business or the Purchased Assets and that relate, in whole or in part, to periods on or prior to the effective time of the Closing, will be apportioned as of the Closing Date (the “Proration Items”), and representatives of Seller and Buyer will, if practicable, examine all relevant books and records as of the Closing Date in order to make the determination of such apportionments. The net amount of all Proration Items will be settled and paid on the Closing Date to the extent practicable, or as soon thereafter as is reasonably possible. In the event that the amount of any of the Proration Items is not known by Seller and Buyer at the Closing, the proration will be made based upon the amount of the most recent cost of such Proration Item to Seller. After Closing, Buyer and Seller each will provide to the other prompt written notice of each invoice relating to any Proration Item so estimated. Within ten days thereafter, Buyer and Seller will make any payment to the other that is necessary to compensate for any difference between the proration made at the Closing and the correct proration based on the actual invoice. Seller and Buyer will each fully cooperate to avoid, to the extent legally possible, the payment of duplicate personal property taxes, and each will furnish, at the request of the other, proof of payment of any personal property taxes or other documentation that is a prerequisite to avoiding payment of a duplicate tax.

                 (b)     If either Buyer or Seller (a “Payor”) pays a Proration Item for which the other (a “Payee”) is obligated in whole or in part under this Section 7.6, the Payor will present to the Payee evidence of payment and a statement setting forth the Payee’s proportionate share of such Proration Item, and the Payee will promptly pay its share to the Payor. In the event either Buyer or Seller (as applicable, a “Recipient”) receives payments, or the benefit of payments, of a Proration Item to which the other (a “Beneficiary”) is entitled in whole or in part under this Agreement, the Recipient will promptly pay such amount to the Beneficiary.

        7.7     Public Announcements. During the period from the date of this Agreement to the Closing Date, no Party will issue any press release or otherwise make any public statements or announcements concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other. Following the Closing, Buyer and Seller will make an announcement regarding the transaction contemplated by this Agreement in a mutually agreed upon form. Notwithstanding the foregoing, no Party will be prevented at any time from disclosing any information that is publicly available, from furnishing any required information to any governmental body or from complying with that Party’s legal obligations, provided that it gives reasonable advance notice of such action to the other Parties.

        7.8     Repayment of Indebtedness. Seller Parties will fully discharge all indebtedness related to the Business and the Purchased Assets prior to or at Closing.

ARTICLE 8
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
SELLER AND SELLER’S OWNERS

8.    Conditions Precedent to the Obligations of the Seller Parties.  The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all of the following conditions, each of which shall be deemed independent, severable, and waivable in whole or in part at the option of the Seller Parties:

        8.1     Correctness of Representations and Warranties. All representations and warranties of Buyer in this Agreement, the Closing Documents and any other documents executed and/or delivered in connection herewith, including without limitation any exhibits or schedules hereto (collectively, the “Transaction Documents”), shall be true and accurate at and as of the Closing Date as though made at that time.

        8.2     Performance of Obligations. All of the covenants, agreements, and conditions of Buyer contained in the Transaction Documents and required to be performed, complied with, or satisfied by it on or before the Closing shall have been performed, complied with, or satisfied.

        8.3     Delivery of Instruments. The Seller Parties shall have received from Buyer the documents set forth in Section 10.2.

        8.4     Consents and Approvals. All approvals and consents required to be obtained by Buyer with respect to the transactions contemplated under the Transactions Documents shall have been received.

ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

9.    Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all of the following conditions, each of which shall be deemed independent, severable, and waivable in whole or in part at the option of Buyer:

        9.1     Correctness of Representations and Warranties. All representations and warranties of the Seller Parties contained in the Transaction Documents shall be true and accurate at and as of the Closing Date as though made at that time.

        9.2     Performance of Obligations. All of the covenants, agreements, and conditions of the Seller Parties contained in the Transaction Documents and required to be performed, complied with, or satisfied by it on or before the Closing shall have been performed, complied with, or satisfied.

        9.3      Delivery of Instruments. Buyer shall have received from the Seller Parties the documents set forth in Sections 10.1(a) and 10.1(c).

        9.4     Consents and Approvals. All approvals and consents required to be obtained by the Seller Parties with respect to the transactions contemplated under the Transaction Documents shall have been received.

        9.5     No Litigation. No action or proceeding shall be threatened or pending against Seller that has resulted or is likely to result in a judgment, decree, injunction, or order that would prevent or make unlawful the consummation of the transactions under this Agreement.

        9.6     Additional Disclosure. Buyer must be satisfied, in its sole discretion, with any additional disclosures made with respect to representations and warranties and exceptions thereof between the Effective Date and the Closing Date.

             Material Adverse Effect. Since the Effective Date, there shall not have occurred any changes, events, or effects, which in Buyer’s discretion, shall have had a material adverse effect on the Business or the Purchased Assets.

        9.7

ARTICLE 10
CLOSING DELIVERIES

10.     Closing Deliveries.

        10.1     Seller Parties' Deliveries. In connection with and at the time of the Closing, the Seller Parties shall deliver to Buyer the following:

                 (a)       Deliverable Documents. The following, duly executed by each of the Seller Parties, to the extent such Seller Party is a party to such agreement:

                          (i) this Agreement;

                          (ii)        a bill of sale relating to the Purchase Assets substantially in the form of Exhibit A attached hereto;

                          (iii)        any and all documents necessary for valid, legal transfer of IP, including without limitation any and all tradenames and domain names;

                          (iv)        an assignment and assumption of the Lease Agreement; and

                 (b)       Purchased Assets. Full possession of the Purchased Assets, as set forth in this Agreement, including the originally executed Lease Agreement;

                 (c)        Corporate Action. Original executed resolutions of the Board of Directors of Seller and of Seller’s Owners authorizing the transactions contemplated hereby, dated the Closing Date;

                 (d)       Books and Records; Consents. The books and records directly related to the Business and the Purchased Assets including unaudited financial statements for the 24-month period ending as of December 31, 2006, and for the interim period thereafter through the Closing Date, to the extent the Seller Parties possess said books and records, and all items listed on Schedule 5.3.

        10.2     Buyer’s Deliveries. In connection with and at the time of the Closing, Buyer shall deliver to Seller executed copies of each of the documents listed in Section 10.1(a), to the extent that Buyer is a party to such document, and the Purchase Price, pursuant to Section 2.1.

ARTICLE 11
SURVIVAL AND INDEMNIFICATION; REMEDIES

11.    Survival and Indemnification; Remedies.

        11.1     Survival and Indemnification. All representations, warranties, covenants, and obligations of the Seller Parties in the Transaction Documents will survive the Closing. The remedies provided in this Article 11 will not be exclusive of or limit any other remedies that may be available to Buyer. The Seller Parties, jointly and severally, shall indemnify Buyer and its affiliates, employees, agents, representatives, successors, and permitted assigns (collectively, the “Buyer Parties”) and hold them harmless against any loss, liability, taxes, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine, or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, and all amounts paid in investigation, defense, or settlement of any of the foregoing) suffered or incurred by Buyer which arise, result from, or relate to any liability or other obligation of Seller not specifically assumed by Buyer under the Transaction Documents, or any misrepresentation or breach by a Seller Party of any of its/her representations or warranties or any nonfulfillment or breach by a Seller Party to perform any of its/her covenants, agreements, or other provisions in the Transaction Documents. The Seller Parties’ requirement to provide indemnification under this Article 11 shall terminate three years after the Closing Date, except for those matters relating to taxes, employee benefits, environmental,and stockholder capitalization, for which the requirement shall be indefinite.

        11.2     Right to Set-Off. From and after the Closing Date and following delivery of the Purchase Price payable at Closing to the Seller in accordance with Section 2.1, upon notice to the Seller Parties specifying in reasonable detail the basis for such set-off, the Buyer may set-off any amount which the Buyer may be entitled to hereunder (the “Set-Off Amount”) against amounts otherwise payable for any reason by Buyer to the Seller Parties. The Set-Off Amount shall be deposited and held in an escrow account to be determined by Buyer, pursuant to an escrow agreement with customary terms, including release terms with respect to the ownership and distribution of the Set-Off Amount, which terms shall require the receipt by the escrow agent of joint written instructions for release from both of the Seller Parties and Buyer or the receipt of a final non-appealable binding judgment or order from a court or arbitral authority of competent jurisdiction. The exercise of such a right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Buyer’s agreements or obligations under this Agreement.

ARTICLE 12
NONCOMPETE

12.     Non-Competition.

        12.1     Non-Competition. In consideration of the execution of this Agreement and the consummation of the transactions contemplated hereby, and without the making of any additional payment for or in respect of the covenants and agreements made in this Section 12.1, each of the Seller Parties hereby covenants and agrees it/she/he shall not, for a period of two (2) years after the Closing Date (“Non-Compete Period”), directly or indirectly, in any county and/or city in the United States of America engage in, or have any interest in, or manage, or operate or otherwise participate in, or encourage, counsel, advise or financially assist, or support such Seller Parties’ affiliate, spouse, or other immediate family member that resides with him/her to be or become involved in, any activity with any person, firm, corporation, partnership or business (whether as an advisor, director, officer, employee, agent, representative, principal, partner, security holder, consultant or otherwise) that engages in any business of selling pasta and other all-natural gourmet foods and other items which is or may be competitive with the Business. Each of the Seller Parties acknowledges and agrees that these restrictions are a material part of the consideration given in this transaction and that Buyer would not have entered into this Agreement without the Seller Parties agreement to be bound by these provisions.

        12.2     Invalidity. If any of the foregoing provisions of this Article 12 are determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great of a period of time or over too great of a geographic area, or by reason of their being too extensive in any other respect, such covenants shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application, as shall be enforceable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Each of the Seller Parties acknowledges and agrees that the restrictions contained in this Article 12 are reasonable and will not prevent such Seller Party from earning a living, that Buyer’s remedy at law for any breach of the provisions of this Article 12 is and will be insufficient and inadequate and that Buyer shall be entitled to equitable relief, including by way of temporary restraining order, temporary injunction and permanent injunction, without the need for posting a bond or for any other undertaking (including without limitation, the need to prove the inadequacy of money damages), in addition to any remedies Buyer may have at law.

ARTICLE 13
TERMINATION

13.    Termination.

        13.1     Events of Termination. This Agreement may, by notice given prior to or at the Closing, be terminated:

                 (a)     (i) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and/or either of Seller’s Owners (and not cured within five days of written notice if capable of cure) and such breach has not been waived; or (ii) by Seller if a material breach of any provision of this Agreement has been committed by Buyer (and not cured within five days of written notice if capable of cure) and such breach has not been waived;

                 (b)     (i) by Buyer if any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                 (c)     by mutual consent of Buyer and Seller; or

                 (d)     by either Buyer or Seller if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before that date which is 30 days following the Effective Date, or such later date as the Parties may agree upon.

        13.2     Effect of Termination. Each Party’s right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section  12.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 13
MISCELLANEOUS PROVISIONS

14.    Miscellaneous Provisions.

        14.1     Further Assurances. Subject to the terms and conditions herein, each of the Parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement.

        14.2     Taxes. Seller shall pay all taxes arising out of the transfer of the Purchased Assets to Buyer pursuant to this Agreement, including its portion of all state and local personal property tax related to the Purchased Assets, prorated through the Closing Date.

        14.3     Expenses. Each of the Parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

        14.4     Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given as of the date of delivery if delivered in person, three business days after being mailed (certified, return receipt requested, postage prepaid), the next business day after deposit with a reputable overnight courier or the date of delivery via facsimile (if receipt of the facsimile is acknowledged by the receiving party):

(a)	If to Seller's Owners or Seller, addressed to:

(b)	If to Buyer, addressed to:

Amish Natural Sub, Inc. c/o Amish Naturals, Inc. 8224 County Road 245 Holmesville, Ohio 44633 Attn: David C. Skinner, Sr. Fax: 330-279-2415

with a copy to (which copy shall not constitute notice):

Dennis Brovarone, Esq. 18 Mountain Laurel Dr Littleton, CO 80127 Fax: 303-466-4826

        Either Party hereto may from time to time, by written notice to the other Party, designate a different address, which shall be substituted for the one specified above for such Party.

        14.5     Attorneys’ Fees. In the event of any controversy, claim or dispute between the Parties hereto arising out of or relating to this Agreement or any of the documents provided for herein, or the breach thereof, the prevailing Party shall be entitled to recover from the losing Party its reasonable attorneys’ fees, expenses, and costs incurred in connection with such controversy, claim, or dispute or any appeal thereof.

        14.6     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

        14.7     Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement.

        14.8     Counterparts. This Agreement may be executed in any number of counterparts, any of which may be transmitted by facsimile or via portable document format by other electronic means, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. However, this Agreement shall be ineffective for any purposes whatsoever unless or until executed by all Parties hereto.

        14.9     Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

        14.10     Entire Agreement. This Agreement (together with the Closing Documents and the schedules and exhibits to this Agreement) sets forth all of the agreements and understandings between the Parties hereto relating to the transactions contemplated hereby or the subject matter hereof, and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written.

        14.11     Amendment; Waivers. This Agreement may not be modified or amended, except in a writing signed by the Parties hereto. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

        14.12     Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and construed so as to best effectuate the intention of the Parties in executing it.

        14.13     Interpretation. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. The provisions of this Agreement, and the documents and instruments referred to herein, have been examined, negotiated, drafted, and revised by the Parties and no implication shall be drawn nor made against any Party hereto by virtue of the drafting of this Agreement. The term “including”used herein shall mean “including without limitation.”

        14.14     Governing Law. This Agreement shall be governed by, construed in accordance with and enforced under the laws of the State of Ohio applicable to agreements executed and to be performed solely within such State.

        14.15     Consent and Jurisdiction; Service. Each party hereto irrevocably and unconditionally: (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the state and federal courts sitting in the City of New York, Borough of Manhattan; (ii) consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the Parties consents to service of notice of any lawsuit brought under the Transaction Documents by any of the methods set forth in Section 14.4 hereof.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the Parties hereto have executed or have caused a duly authorized officer to execute this Agreement all as of the day and year first above written.

SELLER:

PRIMA PASTA, INC.,
a California Sub S corporation

By: /s/ Allam M. Karkafi
Name:  Allam M. Karkafi
Its:  Vice President

By: /s/ Larisa A. Karkafi
Name:  Larisa A. Karkafi
Its:  President

(Power of Attorney Attached)

______________________________	BUYER: AMISH NATURAL SUB, INC., A Nevada corporation By: /s/ David C. Skinner, Sr. Name: David C. Skinner, Sr. Its: President

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Space Above This Line for Recorder’s Use Only

POWER OF ATTORNEY

        THIS POWER OF ATTORNEY IS SPECIFICALLY USED FOR THE SALE OF THE BUSINESS LOCATED AT:

        148 W. 132 STREET UNIT D, LOS ANGELES, CA 90061    BY THIS POWER OF ATTORNEY, LARISSA A. KARFAFI   of the County of LOS ANGELES,  State of  CALIFORNIA    does appoint ALLAM M. KARKAFI   true and lawful attorney(s).

        In principal’s name, and for principal’s use and benefit, said attorney(s) is/are authorized hereby;

(1)	to demand, sue for, collect, and receive all money, debts, accounts, legacies, bequests, interests, dividends und annuities, and demands as are now or shall hereafter become due, payable, or belonging; to principal, and to take all lawful means, for the recovery thereof and to compromise the same;

(2)	to buy and sell land, make contracts of every kind relative to land, any interest therein or the possession thereof, and to take possession and exercise control over the use thereof:

(3)	to buy, sell, convey, mortgage, hypothecate, assign, transfer, and in any manner deal with Real Property, goods, wares, and merchandise, choses in action, certificates or shares of capital stock, and other property in possession or in action, and to make, do, and transact all and every kind of business of whatever nature;

(4)	To execute, acknowledge and deliver contracts of sale, escrow instructions, deeds, leases including leasesfor mineral and hydrocarbon substances and assignments of leases, covenants, agreements and assignments of agreements, mortgages and assignments of mortgages, conveyances in trust to secure indebtedness or other obligations, and assign the beneificial interest thereunder, subordinations of liens or encumbrances, bills of lading, bills, bonds, notes, receipts, evidences of debt, releases and satisfactions of mortgages, requests to reconvey deeds of trust, partial or full, judgements, and other debts, and other instruments in writing or of whatever kind and nature, all upon such terms and conditions and under such covenants as said attorney(s) shall approve.

GIVING AND GRANTING to said attorney(s) full power and authority to do all and every act and thing whatsoever requisite and necessary to be done relative to any of the foregoing as fully to all intents and purposeses as principal might or could do if personally present.

/s/ LARISA KARKAFI	LARISA A. KARKAFI

Document Date: 6/27/07

STATE OF CALIFORNIA       )SS
COUNTY OF LOS ANGELES     )

On 6-27-07   before me, TILAKA T HANARATNAM    personally appeared LARISA A. KARKAFI    ~~personally known to me~~, (or proved to me on the basis of satisfactory evidence) to be the person~~(s)~~ whose name~~(s)~~ are subscribed to the within instrument and acknowledged to me that ~~he~~she ~~their~~ signature~~(s)~~ on the instrument the person~~(s)~~ or the entity upon behalf of which the person~~(s)~~ acted, executed the instrument.

WITNESS my hand and official seal.

Signature /s/ TILAKA THANARATNAM	TILAKA THANARATNAM Commission #1432014 Notary Public - California Los Angeles County My Comm. Expires Aug 13, 2007